EXHIBIT 10.19

INVESTMENT AGREEMENT

This Investment Agreement (“Agreement”) dated as of December 18, 2007, is between ADVANCED BIOTHERAPY, INC., a Delaware corporation (“Investor”), and ORGANIC FARM MARKETING, LLC, a Wisconsin limited liability company (the “Company”).

RECITALS

A. The Company has issued to Richard P. Kiphart (“Kiphart”) a convertible note dated as of April 17, 2007, in the original principal amount of $1,000,000 (“April Convertible Note”), and an additional convertible note dated as of June 14, 2007, in the original principal amount of $625,000 (“June Convertible Note”). The Company’s obligations under the April Convertible Note and the June Convertible Note are secured by a security interest in all of the Company’s personal property and all proceeds and products thereof, pursuant to a security agreement entered into by the Company in favor of Kiphart (the “Kiphart Security Agreement”).

B. Concurrently herewith at the request of the Company, the Investor will arrange for The Northern Trust Company (“Bank”) of Chicago, Illinois, to issue an irrevocable letter of credit for the benefit of the Wisconsin Department of Agriculture, Trade and Consumer Protection, the designee of the Company (the “Letter of Credit”) as required by the State of Wisconsin in order for the Company to distribute certain dairy products. The Letter of Credit will be obtained on behalf of the Company by the Investor pursuant to the terms of this Agreement and the Reimbursement Agreement dated herewith, as set forth in Exhibit A hereto (the “Reimbursement Agreement”). As collateral for repayment of funds advanced under the Letter of Credit, the Bank requires that the Investor enter into a pledge agreement (“Pledge Agreement”) pursuant to which the Bank will be granted a security interest in a certificate of deposit account maintained by the Investor at the Bank.

C. The terms of payment of certain obligations by the Company to the Investor under the Reimbursement Agreement will be evidenced by a promissory note, as set forth in Exhibit B hereto (the “Promissory Note”).

D. The Company’s obligations under the Promissory Note and the Reimbursement Agreement shall be secured by the Company’s personal property and all proceeds and products thereof pursuant to a security agreement as set forth in Exhibit C hereto (the “Security Agreement”).

E. The Company also desires for the Investor to provide the Company with a working capital loan in the aggregate principal amount of $800,000 (“Working Capital Loan”), of which $293,750 shall be used by the Company to redeem 23,850 Company Units from CWBA-OFM, LLC.

F. In order to evidence the Working Capital Loan, the Company desires to issue to Investor, subject to the terms and conditions set forth herein, a convertible note of the Company in the original principal amount of Eight Hundred Thousand Dollars ($800,000.00) in the form of Exhibit D hereto (the “December Convertible Note”). The Company’s obligations under the December Convertible Note also shall be secured by the assets of the Company pursuant to the Security Agreement.

G. As a condition to the Investor entering into the Pledge Agreement and making the Working Capital Loan, the Investor requires that the Company and Kiphart enter into an agreement in the form of Exhibit E hereto (the “Intercreditor Agreement”) which provides, in part, that the Promissory Note and the Investor’s security interest shall be senior in priority to the April Convertible Note, the June Convertible Note and the December Convertible Note, and the December Convertible Note shall rank in the same priority, pari passu, with the April Convertible Note and the June Convertible Note, and the security interest held by Investor, except as otherwise provided with respect to the Promissory Note, shall rank in the same priority, pari passu, with the security interest granted by Company to Kiphart pursuant to the Kiphart Security Agreement.

In consideration of the foregoing recitals, and the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
RECITALS

The foregoing Recitals are incorporated by reference herein.

ARTICLE II
THE CLOSING

2.1 Issuance of Promissory Note and December Convertible Note. Subject to the terms and conditions set forth herein, on the Closing Date, the Company shall issue to Investor, and Investor shall acquire from the Company, the Promissory Note and the December Convertible Note.

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Investor on December 18, 2007, or at such other time and place as the parties hereto may agree and the conditions set forth in Article III have been satisfied (the “Closing Date”). The Closing may be accomplished by the delivery of signature pages by facsimile or electronic mail, followed by delivery of original counterparts by overnight courier.

2.3 Use of Proceeds at Closing. On the Closing Date, the Company directs the Investor to wire the sum of $293,750.00 (the “CWBA-OFM Payment”) of the $800,000.00 Working Capital Loan directly to the escrow arranged by counsel for CWBA-OFM LLC and the Company for the repurchase of 23,850 Units of the Company from CWBA-OFM, LLC, representing all of its Units and interest in the Company. The amount of the CWBA-OFM Payment shall be treated as part of the Working Capital Loan for the benefit of the Company.

ARTICLE III
CONDITIONS TO CLOSING

The obligation of Investor to consummate the transactions described herein shall be subject to the accuracy of all representations and warranties by the Company contained herein and in the documents delivered pursuant hereto and to the performance by the Company of all the terms and conditions on its part to be performed hereunder and to the satisfaction of the following conditions precedent on or prior to the Closing Date, any of which may be waived by Investor in Investor’s sole discretion.

3.1 Proceedings and Documents. All proceedings to be taken prior to or on the Closing Date in connection with the transactions contemplated by this Agreement shall have been consummated, and all documents related thereto shall be reasonably satisfactory in form and substance to Investor, and Investor shall have received copies of all such documents which Investor reasonably has requested in connection with said transaction.

3.2 Organizational Documents. A copy of the Company’s Articles of Organization (including all amendments), certified by the Department of Financial Institutions of the State of Wisconsin, and a good standing certificate for the Company issued by the Department of Financial Institutions of the State of Wisconsin dated not less than ten (10) days prior to the Closing Date, shall have been delivered to Investor.

3.3 Securities Law Matters; Investment Representations. Based in part on the representations and warranties of Investor set forth in Section 7.1, the Company shall not be in violation of any provision of federal or state securities laws applicable to any of the transactions contemplated by this Agreement.

3.4 Board Resolutions: Operating Agreement. The Investor shall have received a certificate from the Company, dated the Closing Date and signed by the president of the Company, certifying that (i) the resolutions of the Board of Directors attached thereto approving the execution of this Agreement, Promissory Note, the December Convertible Note and all documents to be delivered pursuant hereto (the “Related Documents”) and the consummation of the transactions contemplated hereby and thereby, and (ii) the copy of the Company’s Operating Agreement dated as of February 23, 2007, as amended on April 17, 2007, attached thereto (including all amendments, the “Operating Agreement”), are each true, complete and correct and remain unamended and in full force and effect as of the Closing Date.

3.5 Reimbursement Agreement and Promissory Note. The Investor shall have received the Reimbursement Agreement and the Promissory Note, as set forth in Exhibit A and Exhibit B, respectively, duly executed by the Company.

3.6 December Convertible Note. The Investor shall have received the December Convertible Note, as set forth in Exhibit C hereto, duly executed by the Company.

3.7 Security Agreement. The Company shall have delivered to Investor a General Business Security Agreement, as set forth in Exhibit D hereto, duly executed by the Company, pursuant to which the Company shall grant to Investor a security interest in all of the Company’s personal property and all proceeds and products thereof as security for the Company’s obligations under the Promissory Note, the Reimbursement Agreement, and the December Convertible Note.

3.8 Intercreditor Agreements. The Company and Kiphart shall have entered into and delivered to the Investor the Intercreditor Agreement in the form of Exhibit E.

3.9 Third-Party Consents. The Company shall have received any and all consents from third parties necessary or appropriate to enter into this Agreement and consummate the transactions contemplated herein.

3.10 Amendment to Operating Agreement. The Company and its members shall have delivered to the Investor a duly executed amendment to the Operating Agreement (“Amendment to Operating Agreement”), as set forth in Exhibit F hereto, pursuant to which the Investor shall not be bound by any Transfer Value (as defined in the Operating Agreement) to which it has not agreed expressly in writing, and such Amendment also shall set forth the matters described in Section 5.8 hereof.

3.11 Company Units Certificate. The Company shall have delivered to Investor a certificate representing 5,000 Company Units.

3.12 Bank Letter of Credit. The Bank shall have committed, satisfactorily to Investor, to issue the irrevocable Letter of Credit referred to in Recital B above.

3.13 Joinder Agreement. As a condition to the Investor receiving 5,000 Company Units pursuant to the Reimbursement Agreement, the Company and the Investor shall execute and deliver a Joinder Agreement, in form and substance mutually acceptable to the Company and the Investor, pursuant to which the Investor agrees to be bound by the terms and conditions of the Operating Agreement as in effect on the date hereof, and any amendments thereto to which Investor has consented to in writing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce Investor to execute this Agreement, the Company represents and warrants, as of the date hereof and as of the Closing Date to, and covenants with, the Investor as follows:

4.1 Existence and Rights. The Company is a limited liability company, duly organized and existing under the laws of the State of Wisconsin. The Company has all power, authority and rights to own its properties and to carry on its business. The Company has the authority to enter into and perform this Agreement and the Related Documents and to issue the December Convertible Note and the Units to be issued thereunder.

4.2 Agreement Authorized. Neither the execution and delivery by the Company of this Agreement, the Promissory Note, the December Convertible Note and the Related Documents nor the performance by the Company of any of its obligations hereunder and thereunder is in contravention of, or in conflict with, any law or regulation or any term or provision of the Company’s Articles of Organization or Operating Agreement. All actions and all necessary approvals and consents for the due execution and delivery of this Agreement, the Promissory Note, the December Convertible Note and the Related Documents by the Company, including the authorization and issuance of the Promissory Note, the December Convertible Note and any Units to be issued thereunder have been duly and validly obtained or taken. No right of the Company is impaired or infringed upon by its execution and/or performance of this Agreement, the Promissory Note, the December Convertible Note and the Related Documents. This Agreement, the Promissory Note, the December Convertible Note and the Related Documents constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject only to bankruptcy, insolvency and other laws which limit or qualify the rights of creditors generally, and to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Capitalization. Prior to the issuance of the December Convertible Note, the following constitute all of the members and holders of Company Units, of which there are an aggregate 68,850 Units issued and outstanding:

Chad Pawlak, Sr.  45,000 Units
CWBA-OFM, LLC  23,850 Units

Except for the April Convertible Note and the June Convertible Note and except as set forth in Schedule 4.3 attached hereto, there are no presently existing options, calls, conversion rights, appreciation rights, phantom units, warrants or other rights to acquire Units in the Company or rights that appreciate in accordance with the value of the equity or earnings of the Company. Except as set forth in the Operating Agreement, the Company has no obligation to redeem or retire any of the Company’s Units. All of the Units issued under the December Convertible Note will, when issued, be duly authorized, validly issued and fully paid and nonassessable and free and clear of all liens and restrictions other than as provided in the Operating Agreement. There are no agreements, whether written or oral, with respect to the voting, transfer or sale of the Company’s Units except the Operating Agreement and this Agreement.

4.4 Subsidiaries, Other Investments. The Company has no subsidiaries or other investments in any other business or corporation other than Grass Point Farms, LLC, of which the Company owns ninety-five percent (95%) of the outstanding membership interests.

4.5 Litigation. Except as disclosed in Schedule 4.5 attached hereto, there is no litigation or other legal, governmental or regulatory proceeding pending or, to the Company’s knowledge, threatened against or affecting the Company, and it is not subject to any order, writ, jurisdiction, decree or demand of any court or other governmental or regulatory authority.

4.6 Intellectual Property. Schedule 4.6 attached hereto contains a correct and complete list all of the following:

(a) patents and patent applications;

(b) registered trademarks, registered trade names and applications therefor;

(c) unregistered trademarks and trade names;

(d) copyrights; and

(e) licenses and franchises

currently used or employed or proposed to be used or employed by the Company (hereinafter referred to as the “Intellectual Property”). The Company is the sole owner of all of the Intellectual Property listed on Schedule 4.6, and has not licensed any other parties to use any of such Intellectual Property. To the Company’s knowledge, there are no interference, opposition or cancellation proceedings pending or threatened against the Company or the Intellectual Property. To the knowledge of the Company, the use of the Intellectual Property or of any trade secrets, secret processes, inventions, processes or formulas used or employed by the Company does not infringe upon the rights of any third party. No claim, suit or action against the Company is pending or, to the Company’s knowledge, threatened alleging that the Company is infringing upon the intellectual property rights of others.

4.7 No Undisclosed Liabilities; Financial Statements. The Company has delivered to Investor an unaudited balance sheet dated December 31, 2006 and October 31, 2007, respectively (collectively, “Balance Sheets”), and an unaudited profit and loss statement for the calendar year 2006 and the ten month period ended October 31, 2007. Except as reflected on the Balance Sheets or as described in Schedule 4.7 attached hereto, the Company has no obligations or liabilities, fixed or contingent, of any nature whatsoever, except for those not required to be set forth on the balance sheets in accordance with generally accepted accounting principles. Except as described in Schedule 4.7, the foregoing financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly, in all material respects, the financial condition of the Company in accordance with generally accepted accounting principles. Except as set forth on Schedule 4.7, the Company has operated in the normal course and there have been no material adverse changes in the Company’s financial condition, properties or prospects since December 31, 2006.

4.8 Business Plan. Except as described in Schedule 4.8 attached hereto, the information presented to Investor in the [October, 2006] Business Plan of the Company does not contain any material misstatements of fact, and the discussions therein of the plans and prospects for the Company were, and remain, generally accurate in all material respects.

4.9 Compliance with Other Instruments; Laws, Etc. Except as disclosed in this Agreement or in a schedule to this Agreement, the Company is not in violation of its Articles of Organization or Operating Agreement. The Company is not in violation of any applicable law, statute or regulation of any federal, state, municipal or other governmental or quasi-governmental agency, board, bureau or body relating to the conduct of its business and maintenance, ownership or operation of its properties, or in violation or default with respect to any order, license, regulation or demand of any governmental agency, or in default under any indenture, mortgage, lease, agreement or other instrument under which the Company is obligated, except to the extent such violation or default would not have a material adverse effect on the Company. The Company holds all licenses, permits, waivers, approvals and other authorizations of, by or from all governmental authorities as necessary for the conduct of its business and is conducting its business substantially in accordance with the terms and provisions of such permits and authorizations and is not in default thereunder. Neither the execution nor the delivery of this Agreement, the Promissory Note, the December Convertible Note or the Related Documents, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of the terms thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, lien, charge, encumbrance, law, judgment, order, rule or regulation under which the Company is bound or obligated, except to the extent such conflict or default would not have a material adverse effect on the Company. For purposes hereof, “material adverse effect” means any event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omissions or effects, after taking into consideration the relative amount, the absolute amount and the nature of the item, would cause a reasonably prudent investor to conclude that such effect adversely affects the financial condition, assets, liabilities or obligations of the Company in a manner or amount that would be material or which has a direct financial consequence of Twenty Thousand Dollars ($20,000.00) or more.

4.10 Securities Laws. Assuming the accuracy of the representations and warranties of Investor set forth in Section 7.1, the sale and delivery of the December Convertible Note and the issuance of Units thereunder are exempt from the requirement of registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

4.11 Title to Properties. The Company owns and has good title to all of its material assets and property. Such property and assets are not subject to any mortgage, pledge, lien, conditional sales agreement, easement, encumbrance or charge except for the following liens (the liens described in clauses (a)-(e) below referred to as the “Permitted Liens”):

(a) Liens imposed by law and incurred in the ordinary course of the Company’s business for indebtedness not yet due to carriers, warehousemen, laborers or materialmen and the like;

(b) Liens in respect of pledges or deposits under worker’s compensation laws or similar legislation;

(c) Liens for property taxes, assessments, or governmental charges not yet subject to penalties for nonpayment;

(d) Liens described in Schedule 4.11 attached hereto; and

(e) Liens granted to Kiphart to secure the Company’s obligations under the April Convertible Note and the June Convertible Note and liens granted to Investor to secure the Company’s obligations under the December Convertible Note.

4.12 Contracts. Except as disclosed in Schedule 4.12 attached hereto, the Company has no existing contracts, purchase orders, service agreements, commission arrangements, loan agreements, leases or other contractual obligations whatsoever which (a) extend beyond December 31, 2007, (b) involve total payments or expenditures to any single person or related parties in any 12-month period (consecutive months) of more than $50,000 on any single contract, (c) are outside the ordinary course of business, or (d) involve any contracts or arrangements or proposed transactions between the Company, any member of the Company or any affiliate of the Company. The Company does not currently provide any employee retirement benefit plans.

4.13 Taxes. The Company has filed or caused to be filed all tax returns which are required to be filed by the Company and has paid and discharged all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal or mixed; and no tax liens have been filed and no claims are being asserted against the Company nor is any action or proceeding threatened with respect to any such taxes, fees or other charges. The Company, prior to its conversion to a limited liability company, was taxed as an “S” Corporation, pursuant to an election properly made with the Internal Revenue Service. The Company, since its conversion, has accepted the default classification of being taxed as a partnership.

4.14 Insurance. The assets of the Company are reasonably insured against all such liabilities, hazards and risks, and in at least such amounts as are usually carried by persons engaged in the same or similar line of business (in the case of property casualty insurance, at least replacement cost). All premiums on policies due to date have been paid and no notice has been received, nor does the Company have knowledge, that any such insurance will be cancelled or not renewed.

4.15 Directors and Officers. Schedule 4.15 attached hereto contains a correct and complete list of all directors and officers of the Company.

4.16 Survival of Representations and Warranties; Disclosure. All representations and warranties contained herein or made by or on behalf of the Company in writing in connection with the transactions contemplated herein, for purposes of this Agreement and the Investor’s rights and remedies hereunder, shall survive the consummation of the transactions contemplated hereby and continue in effect until three years after the earlier of (i) the payment in full of the Promissory Note and the December Convertible Note, or (ii) the issuance of Units under the December Convertible Note. The representations and warranties in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein not misleading.

ARTICLE V
AFFIRMATIVE COVENANTS

To induce Investor to execute and deliver this Agreement and consummate the transactions contemplated hereby, the Company covenants and agrees that it will comply, unless Investor shall otherwise consent in writing, with the following provisions as long as Investor holds the December Convertible Note or any Units issued thereunder (and these covenants shall survive the Closing indefinitely).

5.1 Financial Reports. The Company will maintain a system of accounting established and administrated in accordance with the generally accepted accounting principles and shall provide the following financial reports to Investor:

(a) Within 30 days after the end of each calendar month, unaudited financial statements (including balance sheet, cash flow statement and income statement) of the Company for such month, all in reasonable detail and prepared in accordance with generally accepted accounting principles (with the exception of footnotes and normal audit adjustments) consistently applied, certified as true, correct and complete by an officer of the Company.

(b) Within 45 days after the end of each calendar quarter, unaudited financial statements (including balance sheet, cash flow statement and income statement) of the Company for such quarter and for the then current fiscal year to date, all in reasonable detail and prepared in accordance with generally accepted accounting principles (with the exception of footnotes and normal audit adjustments) consistently applied, certified as true, correct and complete by an officer of the Company.

(c) Within 90 days after the last day of each fiscal year of the Company, financial statements (including a balance sheet, income statement, statement of cash flows and a statement of members’ equity) of the Company for such year, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reviewed by the independent public accountants regularly employed by the Company.

(d) Prior to the beginning of each calendar year, a monthly operating and capital budget for such calendar year, in reasonable detail.

(e) Prior to the beginning of each calendar year, compensation proposals for key management.

(f) Promptly upon any officer of the Company obtaining any knowledge of any of the following events or conditions, the Company shall deliver a copy of all notices given or received by the Company with respect to any such event or condition and a certificate of the Company’s Chief Executive Officer, specifying any term of existence of such event or condition and what action the Company has taken, is taking or proposes to take with respect thereto:

(i) Any condition or event that constitutes an Event of Default under the Promissory Note, the December Convertible Note or any of the Related Documents;

(ii) Any notice that any person has given to the Company or other action taken with respect to a claimed default under any other agreement to which the Company is a party;

(iii) Any event or condition that could reasonably be expected to result in any material adverse effect on the operation or condition of the Company; or

(iv) The institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any property of the Company not previously disclosed by the Company to the Investor.

With reasonable promptness, the Company shall deliver such other information and data with respect to the Company as from time to time may be reasonably requested by Investor.

5.2 Tax Returns. The Company shall accurately prepare and file all income tax returns and reports required by law to be filed, and shall furnish copies thereof to Investor at the time of filing. The Company shall promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal or mixed; provided, however, that the Company shall not be required to pay or cause to be paid any such tax, assessment, charge or levy if the same shall not at the time be due and payable or if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established adequate reserves on its books with respect to such tax, assessment, charge or levy; provided further, however, that the Company will pay all such taxes, assessments, charges or levies forthwith whenever, as the result of proceedings to foreclose any lien which attached as security therefor, foreclosure on such lien appears imminent.

5.3 Maintain Existence and Rights. The Company shall maintain and preserve its existence and such rights, franchises and qualifications to do business and other authorities as are necessary to the conduct of its business and ownership of its properties. The Company shall conduct its business in a commercially reasonable manner without voluntary interruption and engage in business of the same general type as now conducted by it.

5.4 Piggyback Registration Rights. If at any time the Company shall determine to register any Units, the Company shall:

(a) Promptly give Investor written notice thereof (which shall include a list of jurisdictions in which the Company intends to attempt to qualify such Units under applicable state securities laws); and

(b) Include in such registration (and any related qualification under Blue Sky laws or other state securities laws) and in any underwriting involved therewith all of the Investor Units specified in a written request by Investor received by the Company within twenty (20) days after the giving of such written notice by the Company.

All registration expenses incurred in connection with any registration pursuant to this Section 5.4 shall be borne by the Company.

5.5 Inspection Rights. Investor, or its designated representatives, shall have the right, at reasonable times and upon reasonable notice, during usual business hours to visit and inspect any of the Company’s properties and to audit, inspect, examine and copy the Company’s books and records and to discuss its affairs, finances and accounts with the Company’s personnel and officers.

5.6 Insurance. The Company agrees to maintain or caused to be maintained, with financially sound and reputable insurers, insurance with respect to its assets and business against loss or damage of the kinds customarily insured against, in an amount and with such deductibles and retention amounts as is customarily carried by similarly situated businesses engaged in the same or similar businesses.

5.7 Compliance with Laws. The Company agrees to comply with all laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to it including, without limitation, all environmental and safety requirements.

5.8 Director Rights. The Company and its members shall assure that at all times the number of directors of the Company shall be that number necessary to honor the rights granted to each of Chad Pawlak, Investor and Richard P. Kiphart, to nominate a director as hereinafter described. The Company and each member shall take all actions necessary including, without limitation, the voting of Units, the filling of vacancies, the waiving of notice and the attending of meetings so as to ensure that the directors shall at all times consist solely of (i) one (1) nominee of Chad Pawlak so long as he is a Member, (ii) one (1) nominee of the Investor so long as the Investor holds any Note or any Units, and (iii) one (1) nominee of Richard P. Kiphart (“Kiphart”) so long as Kiphart holds any Convertible Note described in Recital A or any Units. An individual shall cease to be a director only upon (i) such individual’s voluntary resignation, which shall be effective upon delivery of a written notice from the individual to the Company unless the notice specifies a later effective date; (ii) such individual’s removal by the party who chose such individual; (iii) such individual’s removal by majority consent of the Board of Directors of the Company (excluding the affected director) for Just Cause; or (iv) death, incapacity, or inability to perform his duties as a director for any reason. If the individual nominated by the Investor ceases to be a director for any reason, the Investor shall choose a substitute director. For purposes hereof, “Just Cause” for removal of a director shall exist if (i) there is a willful failure by such director to deal fairly with the Company or its members in connection with a matter in which the director has a material conflict of interest; (ii) there is a violation of criminal law by such director, unless the director has reasonable cause to believe that his conduct was lawful or no reasonable cause to believe that his conduct was unlawful; (iii) the director derives an improper personal profit from a transaction; or (iv) the director engages in willful misconduct in connection with the performance of his duties as a director which has a material adverse effect on the Company. For purposes hereof, no profit shall be deemed improper nor shall any action be deemed a willful failure to deal fairly if the director’s interest in the transaction is fully disclosed to the Board of Directors and a majority of the disinterested directors approve the same.

5.9 Third Party Beneficiary of Amendment to Operating Agreement. The Investor is an intended third party beneficiary of the Amendment to Operating Agreement and may enforce such Amendment as if it were a direct party thereto and to the Operating Agreement. The Company shall not permit any amendment or modification of the Operating Agreement, without the prior written consent of the Investor, which consent may be withheld in its sole discretion.

ARTICLE VI
NEGATIVE COVENANTS

To induce Investor to execute and deliver this Agreement and consummate the transactions contemplated hereby, so long as the Promissory Note or the December Convertible Note or any Units issued thereunder are outstanding, the Company shall not, without the prior written consent of the Investor:

6.1 Liens. Incur, create, assume or permit to be created or allow to exist any lien, security interest or encumbrance upon or in any of its assets or properties, except Permitted Liens.

6.2 Issuance of Units. Issue additional Units beyond those required for any conversion under the April Convertible Note, the June Convertible Note and the December Convertible Note; grant any securities containing options or rights to purchase or receive any Units or securities of the Company whether through conversion, exchange or otherwise; declare or pay any dividend or make any other distribution with respect to the Units of the Company other than tax distributions contemplated under Sections 4.1(a) and 4.1(b) of the Operating Agreement; or purchase or redeem any Units or other equity interests of the Company, except for the Units held by CWBA-OFM, LLC.

6.3 Compensation. Establish or modify the compensation of any officer of the Company beyond current employment agreements or beyond any funds currently owed to any officer, including accrued salaries, credit card debt, personal guaranteed loans and personal loans with the Company or enter into or modify any employment agreement between the Company and any of its officers.

6.4 Budgets. Deviate from approved budget items where the deviation exceeds twenty-five percent (25%).

6.5 Indebtedness. Incur, create, assume or otherwise become primarily or secondarily liable, or absolutely or contingently liable, or permit to exist, any Indebtedness except for (i) the April Convertible Note and the June Convertible Note, (ii) the December Convertible Note, (iii) the Promissory Note and the Reimbursement Agreement, (iv) existing Indebtedness to Pat Pawlak not to exceed the principal amount of $115,000.00, together with accrued and unpaid interest thereon, and (v) unpaid credit card obligations reflected on the Company’s October 31, 2007 balance sheet. For purposes hereof, “Indebtedness” shall include all obligations for borrowed money; all obligations evidence by notes, bonds, indentures or similar instruments; all obligations to pay the deferred purchase price of property or services except trade accounts payable and accrued liabilities arising in the ordinary course of business; all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; and all obligations under leases which have been or should be in accordance with generally accepted accounting principles recorded as capitalized leases.

6.6 Amendment of Articles and Operating Agreement. Amend or modify the Articles of Organization or the Operating Agreement of the Company.

6.7 Transaction with Affiliates. Enter into any transaction with any of its officers, directors, employees, members or affiliates except for normal employment arrangements and benefit programs under reasonable terms as contemplated by this Agreement.

6.8 Use of Proceeds. Use the proceeds from the Promissory Note for any purpose other than establishing the performance bond in favor of the State of Wisconsin, or such other uses as the Investor may, in its sole discretion, approve in writing which shall specifically reference this Section 6.8, or use the proceeds from the Working Capital Loan for any purposes other than the repurchase of 23,850 Units of the Company from CWBA-OFM, LLC or for working capital.

6.9 Loans. Make any loans or advances to, or guaranties for the benefit of, any other person or entity.

6.10 Certain Transactions. The sale, transfer or other disposal of all or substantially all of the assets of the Company, whether in one or a series of related transactions; entering into a merger transaction involving the Company in which the members do not hold a majority of the economic and voting interests of the surviving entity; or dissolution of the Company.

ARTICLE VII
INVESTOR’S REPRESENTATIONS AND WARRANTIES

7.1 Investor’s Representations and Warranties. Investor represents and warrants to the Company as follows:

(a) Investor has been informed by the Company in writing that the December Convertible Note and Units to be issued thereunder have not been registered under the Securities Act or any applicable state securities laws because the offer and sale of the December Convertible Note and Units to be issued thereunder are exempt from such registration pursuant to Sections 3(b) or 4(2) of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, and certain limited offering exemptions under state securities laws, based in part upon Investor’s representations and warranties made herein.

(b) Investor is acquiring the December Convertible Note and Units to be issued thereunder for investment for his own account, and not with a view to resell or otherwise distribute the December Convertible Note and Units to be issued thereunder.

(c) Investor will not attempt to sell or otherwise distribute the December Convertible Note and Units to be issued thereunder except in compliance with applicable federal and state securities laws and this Agreement and the Company’s Articles of Organization and Operating Agreement.

(d) Investor is an accredited investor as defined in Regulation D under the Securities Act.

(e) Investor is not liable for any finders’ fees, brokerage fees or similar fees or expenses in connection with entering into the transactions contemplated hereby.

(f) Investor has all requisite authority to execute, deliver and perform this Agreement. This Agreement is binding upon and enforceable against Investor in accord-ance with its terms, subject only to bankruptcy, insolvency and other laws which limit or qualify the rights of creditors generally, and to the availability of specific performance, injunctive relief or other equitable remedies.

(g) Investor has had access to all information regarding the Company and this investment that he has deemed necessary to make an informed decision regarding the acquisition of the December Convertible Note.

7.2 Restrictive Legends. Any certificate for the Units shall contain or otherwise be imprinted with an appropriate legend.

7.3 Restrictions on Transfer. Until the December Convertible Note and Units to be issued thereunder have been registered under the Securities Act for public sale, no holder thereof shall sell, assign, pledge or otherwise dispose of (collectively “Transfer”) any or all of such December Convertible Note or any Units issued thereunder except in accordance with the Operating Agreement (if applicable) and pursuant to an opinion of counsel reasonably acceptable to the Company that such Transfer complies with applicable securities laws.

ARTICLE VIII
INDEMNIFICATION

The Company shall indemnify Investor and hold Investor harmless against any loss, damage, liability or expense (including reasonable attorneys’ fees and expenses) which Investor may suffer, sustain or become subject to, as a result of:

(a) the Company’s breach, in any material respect, of any representation or warranty of the Company under this Agreement; or

(b) the Company’s nonfulfillment or breach of any of the Company’s covenants under this Agreement, which nonfulfillment or breach is not cured or remedied within 30 days after written notice thereof to the Company by Investor.

ARTICLE IX
ADDITIONAL PROVISIONS

9.1 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, Investor and the Company and their respective heirs, successors and assigns, and, except as otherwise expressly provided in any particular provision hereof, any subsequent holder of the December Convertible Note or the Units insured thereunder.

9.2 Notices. All communication or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, when delivered via reputable overnight courier service, or sent by facsimile (with evidence of transmission). Communications or notices shall be delivered personally, by reputable overnight courier service (with evidence of delivery, or by facsimile (with evidence of transmission), and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

(a)    if to the Company:

Chad L. Pawlak, Sr.
Organic Farm Marketing, LLC
P.O. Box 560
302 West Stanley Street
Thorp, Wisconsin 54771
Telephone: (715) 669-7546
Facsimile: (715) 669-7583

with a copy to:

Lisa Lange
Whyte Hirschboeck Dudek SC
33 East Main Street, #300
Madison, Wisconsin 53703-5119
Telephone: (608) 255-4440
Facsimile: (608) 258-7138

(b)    if to Investor:

Advanced Biotherapy, Inc.
141 West Jackson Street, Suite 2182
Chicago, Illinois 60604
Attention: Christopher W. Capps, Chief Executive Officer
Telephone: (312) 427-1912
Facsimile: (312) 712-8513

with a copy to:

Joel Weinstein
Rutter Hobbs & Davidoff Incorporated
1901 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Telephone: (310) 286-1700
Facsimile: (310) 286-1728

9.3 Amendments and Waivers. Any change or amendment to this Agreement or any waiver hereunder shall be effective only if in writing and signed by the party or parties against whom such change or amendment or waiver is sought to be enforced.

9.4 Integration. This instrument, the exhibits and schedules annexed hereto and documents referred to herein contain the entire agreement between the Company and Investor with respect to the transactions contemplated herein. Neither party shall be bound by or shall be deemed to have made any representations and/or warranties except those contained herein and therein.

9.5 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.6 Governing Law. This Agreement is made in the State of Delaware and shall be governed by and construed in accordance with the laws of said State without reference to conflict of laws provisions.

9.7 Counterparts. This Agreement may be executed by facsimile and/or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.8 Computation of Time. Unless otherwise specifically provided herein, references to “days” in this Agreement shall mean calendar days.

IN WITNESS WHEREOF, the Company has executed this Investment Agreement as of the date first above written.

INVESTOR ADVANCED BIOTHERAPY, INC. By: _____ Christopher W. Capps, Chief Executive Officer	COMPANY ORGANIC FARM MARKETING, LLC By: Chad L. Pawlak, Sr., President

The undersigned member of Organic Farm Marketing, LLC, representing all of the members of the Company, hereby consents to all the provisions set forth in Section 5.8 of this Investment Agreement and agrees to take all actions necessary as members of the Company to assure that the individual nominated by Investor is elected as a director of the Company. The undersigned member also agrees to execute and deliver the Amendment to Operating Agreement referenced in Section 3.10 of this Investment Agreement, and agrees not to amend or otherwise modify the Amendment to Operating Agreement, or any terms therein, without the prior written consent of the Investor, which consent may be withheld in the Investor’s sole discretion.

READ, APPROVED AND AGREED TO
this 18th day of December, 2007:

Chad L. Pawlak, Sr.